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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ---------------------------

                                 SCHEDULE 13G/A

                                 (Rule 13d-102)
            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              Amendment No. 5(1)

                                 Stellent, Inc.
     --------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
     --------------------------------------------------------------------
                         (Title of Class of Securities)

                                  85856W 10 5
     --------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2002
     --------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       Rule 13d-1(b)
------
   x   Rule 13d-1(c)
------
       Rule 13d-1(d)
------

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                                Page 2 of 5


CUSIP No.  85856W 10 5

1.   Name of Reporting Person and I.R.S. Identification No.:
     ROBERT F. OLSON

2.   Member of a Group: (a)    (b)  X
                           ---     ---

3.   SEC USE ONLY:

4.   Citizenship or Place of Organization:  U.S.A.

5.   Sole Voting Power: 2,170,050

6.   Shared Voting Power: --  0

7.   Sole Dispositive Power:  2,170,050

8.   Shared Dispositive Power: --  0

9.   Aggregate Amount Beneficially Owned by each Reporting Person:
     2,170,050

10.  Check Box if the Aggregate Amount in Row 9 excludes Certain Shares:    X
                                                                           ---
11.  Percent of Class Represented by Amount in Row 9: 9.9%

12.  Type of Reporting Person:  IN

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13G(Individuals - continued)                                    Page 3 of 5

Item 1(a)
and (b)     NAME AND ADDRESS OF ISSUER:

            Stellent, Inc.
            7777 Golden Triangle Drive
            Eden Prairie, MN   55344

Item 2(a)   NAME OF PERSON FILING:  Robert F. Olson


Item 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            7777 Golden Triangle Drive
            Eden Prairie, MN   55344



Item 2(c)   CITIZENSHIP:  USA



Item 2(d)   TITLE OF CLASS OF SECURITIES:  Common Stock, $0.01 par value


Item 2(e)   CUSIP NUMBER: 460939 30 9


Item 3 If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person filing is a:

            (a)  [   ]  Broker or dealer registered under Section 15 of the
                        Exchange Act.

            (b)  [   ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [   ]  Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

            (d)  [   ]  Investment company registered under Section 8 of the
                        Investment Company Act.

            (e)  [   ]  An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

            (f)  [   ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)  [   ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)  [   ]  A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)  [   ]  A church plan that is excluded from the definition of
                        an investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [   ]  Group, in accordance with this Rule 13d-1(b)(1)(ii)(J);

Item 4(a)   AMOUNT BENEFICIALLY OWNED:

            2,170,050 shares at December 31, 2002.

Item 4(b)   PERCENT OF CLASS:

            9.9% pursuant to Rule 13d-3(c).

Item 4(c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

            (i)   Sole power to vote or to direct the vote 2,170,050
                                                           ---------
            (ii)  Shared power to vote or to direct the vote  -0-
                                                             -----
            (iii) Sole power to dispose or to direct the disposition of
                  2,170,050
                  ---------
            (iv)  Shared power to dispose or to direct the disposition of  -0-
                                                                          -----
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13G(Individuals - continued)                                    Page 4 of 5


Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable


Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable


Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable

Item 10  CERTIFICATION.

         (a)  Not Applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date    February 13, 2003                             /s/ Robert F. Olson
                                                      -------------------------
                                                      Robert F. Olson
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13G(Individuals - continued)                                    Page 5 of 5


                                   EXHIBIT A

                            To Form 13G (Individual)

The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."


Record Owner's Relationship          Record Owner's           Number
  to Reporting Person              Type of Ownership        of Shares
---------------------------        -----------------        ---------
      Spouse                            Indirect         85,714 Shares(1)



(1) These shares are not reported in Item 4(a) and are noted here for information only.